                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Summary Consolidated Financial and Operating Data," "Selected Consolidated Financial Data," and "Experts" and to the use of our report dated January 27, 2000 in the Registration Statement (Form S-4) for the registration of $238,641,000 of Pass Through Certificates, Series 2000-1 and to the incorporation by reference therein of our report dated January 27, 2000, with respect to the consolidated financial statements and schedule of Amtran, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP

Indianapolis, Indiana
September 7, 2000